SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

INFORMATION  TO BE INCLUDED IN STATEMENTS  FILED PURSUANT TO 13d-1(b),
     (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d

                                (Amendment No.1)*
         Charter Communications, Inc.
--------------------------------------
(Name of Issuer)

         Class A Common Stock
--------------------------------------
(Title of Class of Securities)

         16117M107
--------------------------------------
(CUSIP Number)

         December 31, 2004
--------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[x]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Amaranth LLC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  21,322,312
--------------------------------------

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  21,322,312
--------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  See 6 and 8 above.

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.5%
--------------------------------------

12.      TYPE OF REPORTING PERSON*

                  CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Amaranth Global Equities Master Fund Limited

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  21,322,312
--------------------------------------

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  21,322,312
--------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  See 6 and 8 above.

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.5%
--------------------------------------

12.      TYPE OF REPORTING PERSON*

                  CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Amaranth Advisors L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  21,322,312
--------------------------------------

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  21,322,312
--------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  See 6 and 8 above.

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.5%
--------------------------------------

12.      TYPE OF REPORTING PERSON*

                  IA
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Nicholas M. Maounis

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)      [x]
         (b)      [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER

                  0

6.       SHARED VOTING POWER

                  21,322,312
--------------------------------------

7.       SOLE DISPOSITIVE POWER

                  0

8.       SHARED DISPOSITIVE POWER

                  21,322,312
--------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  See 6 and 8 above.

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*   [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.5%
--------------------------------------

12.      TYPE OF REPORTING PERSON*

                  IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This statement is filed with respect to the shares of common stock, having $.001 par value (the "Common Stock") of Charter Communications, Inc. (the "Issuer") beneficially owned by Amaranth LLC and Amaranth Global Equities Master Fund Limited, both Cayman Islands exempted companies, Amaranth Advisors L.L.C. and Nicholas M. Maounis (collectively, the "Reporting Persons") as of January 31, 2005 and amends and supplements the Schedule 13G filed November 29, 2004
(the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.


Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)       Amount beneficially owned:

     The Reporting Persons beneficially own 21,322,312 shares of the Issuer's Class A Common Stock, which are comprised the Issuer's 5.875% debentures due November 16, 2009 which are convertible into an aggregate of 21,322,312 shares of Class A Common Stock.

(b)       Percent of class:

                  6.5%
--------------------------------------


c)        Number of shares as to which such person has:

                   (i)  Sole power to vote or direct the vote

                           0

                  (ii)  Shared power to vote or to direct the vote

                           See Item 4(a).

                  (iii)  Sole power to dispose or to direct the disposition of

                           0

                  (iv)  Shared power to dispose or to direct the disposition of

                        See Item 4(a).

Item 10.  Certification.

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.


Dated:   February 1, 2005
--------------------------------------

          AMARANTH LLC,
                   by Amaranth Advisors L.L.C., as Trading Advisor

                   By:  /s/Nicholas M. Maounis
                        ----------------------
                        Nicholas M. Maounis,
                        Managing Member

          AMARANTH GLOBAL EQUITIES MASTER FUND LIMITED, by Amaranth Advisors L.L.C., as Trading Advisor

                   By:  /s/Nicholas M. Maounis
                        ----------------------
                        Nicholas M. Maounis,
                        Managing Member

          AMARANTH ADVISORS L.L.C.,

                   By:  /s/Nicholas M. Maounis
                        ----------------------
                        Nicholas M. Maounis,
                        Managing Member

          NICHOLAS M. MAOUNIS

          /s/Nicholas M. Maounis
          ----------------------
          Nicholas M. Maounis